Exhibit 2.2

EXECUTION VERSION

Varian Medical Systems, Inc.
3100 Hansen Way
Palo Alto, CA 94304-1038
USA

To the attention of

R. Andrew Eckert, Chairman of the Board
Dow R. Wilson, President and Chief Executive Officer

via email	August 2, 2020

Support Letter

Dear Mr. Eckert,

Dear Mr. Wilson,

Siemens Healthineers AG (“Siemens Healthineers Parent”) is the direct parent, and owns 100% of the equity interests, of Siemens Healthineers Holding I GmbH (“Siemens Healthineers Holding”). Siemens Healthineers Parent takes notice of the merger agreement to be signed by and among Siemens Healthineers Holding, Falcon Sub Inc. (“Merger Subsidiary”), Varian Medical Systems, Inc. (“Company”) and Siemens Medical Solutions USA, Inc. (solely for purposes of Article VIII of the Merger Agreement) (the “Guarantor”) on August 2, 2020 (the “Merger Agreement”). As an inducement for Company to enter into the Merger Agreement, Siemens Healthineers Parent is providing this Parent Company Guarantee (as herein defined), in respect of which Company has provided consideration to Siemens Healthineers Parent in the amount of one euro (1€), receipt of which is hereby acknowledged by Siemens Healthineers Parent. All capitalized terms used and not defined herein shall have the same meaning as ascribed to it in the Merger Agreement.

In accordance with the foregoing, Siemens Healthineers Parent hereby irrevocably and unconditionally (a) guarantees to Company the full and complete discharge and performance of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Subsidiary and the Guarantor under the Merger Agreement (the “Guaranteed Obligations”), (b) agrees to perform and discharge all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding under Sections 5.1(c), 5.2(b), 5.4, 5.5(c), 5.6, 5.7, 5.8, 5.9 and 8.10 of the Merger Agreement as if Siemens Healthineers Parent were Siemens Healthineers Holding under the Merger Agreement, and (c) agrees that it shall provide all support and funds necessary in connection with the foregoing and agrees to cause all its Affiliates to honor the satisfaction of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Subsidiary and the Guarantor under the Merger Agreement (this letter agreement, including this sentence, collectively, the “Parent Company Guarantee”).

For the avoidance of doubt, there shall be no requirement that Company pursue its remedies against Siemens Healthineers Holding, Merger Subsidiary or the Guarantor before seeking satisfaction of such obligation or liability from Siemens Healthineers Parent. Company agrees that Siemens Healthineers Parent shall be entitled to satisfy any liabilities or obligations pursuant to the Merger Agreement to Company through and on behalf of Siemens Healthineers Holding, rather than directly through Siemens Healthineers Parent, in its own discretion.

Without limiting the generality of the preceding paragraph, Company shall not be obliged, before taking steps to enforce any of its rights and remedies under this Parent Company Guarantee, to: (a) take any action or obtain judgment in any court against Siemens Healthineers Holding, the Guarantor, Merger Subsidiary or any other person; (b) make or file any claim in a bankruptcy, liquidation, administration or insolvency of Siemens Healthineers Holding, the Guarantor, Merger Subsidiary or any other person; or (c) make demand, enforce or seek to enforce any claim, right or remedy against Siemens Healthineers Holding, the Guarantor, Merger Subsidiary or any other person.

Siemens Healthineers Parent hereby represents and warrants to Company that:

I.	Siemens Healthineers Parent is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

II.	Siemens Healthineers Parent has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Parent Company Guarantee. This Parent Company Guarantee has been approved and authorized by the supervisory and management boards of directors of Siemens Healthineers Parent, and no other corporate actions or proceedings on the part of Siemens Healthineers Parent are necessary to authorize the execution, delivery and performance of this Parent Company Guarantee. This Parent Company Guarantee has been duly and validly executed and delivered by Siemens Healthineers Parent and constitutes a valid and binding agreement of Siemens Healthineers Parent, enforceable against Siemens Healthineers Parent in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles.

III.	The execution, delivery and performance by Siemens Healthineers Parent of this Agreement do not and will not require any Approval or Filing, other than the Parent Approvals, and other than any Approval or Filing the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

IV.	The execution, delivery and performance by Siemens Healthineers Parent of this Parent Company Guarantee and the consummation by Siemens Healthineers Parent of the Parent Company Guarantee does not and will not (i) contravene or conflict with the organizational or governing documents of Siemens Healthineers Parent or any of its Subsidiaries, and (ii) assuming compliance with the matters referenced in the prior paragraph, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Siemens Healthineers Parent or any of its Subsidiaries or any of their respective properties or assets.

V.	Siemens Healthineers Parent will have available at or prior to, and will make available to Siemens Healthineers Holding at or prior to, the Effective Time all funds necessary for the payment of the aggregate Merger Consideration and sufficient for the satisfaction of all of Siemens Healthineers Holding’s and Merger Subsidiary’s obligations under the Merger Agreement, including any other amounts payable by Siemens Healthineers Holding, Merger Subsidiary, the Surviving Corporation or any of their respective Subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby (collectively, the “Merger Funds”). The obligations of Siemens Healthineers Holding and Merger Subsidiary under the Merger Agreement are not subject to any condition regarding any person’s ability to obtain financing for the Merger and the other transactions contemplated by the Merger Agreement or this Parent Company Guarantee. There is no Law or obligation (contractual or otherwise) in effect which would prevent or materially restrict, delay or otherwise limit (or would have the effect of preventing or materially restricting, delaying or otherwise limiting) (i) Siemens Healthineers Parent’s ability to provide the Merger Funds to Siemens Healthineers Holding or to the Guarantor, (ii) the Guarantor’s ability to provide the Merger Funds to Siemens Healthineers Holding or (iii) Siemens Healthineers Holding’s ability to fund the aggregate Merger Consideration and any other amounts payable by Siemens Healthineers Holding, Merger Subsidiary, the Surviving Corporation or any of their respective Subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby.

VI.	No vote of the stockholders of Siemens Healthineers Parent or any of its affiliates or the holders of any other securities of Siemens Healthineers Parent or any of its affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Siemens Healthineers Parent or any of its affiliates or the applicable rules of any exchange on which securities of Siemens Healthineers Parent or any of its affiliates are traded, in order for Siemens Healthineers Parent and its affiliates to consummate the transactions contemplated by the Merger Agreement, other than, with respect to affiliates of Siemens Healthineers Parent, votes or approvals that have already been obtained as of the date hereof.

VII.	Siemens Healthineers Parent acknowledges, on behalf of itself and its Subsidiaries, that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

VIII.	Siemens Healthineers Parent acknowledges, on behalf of itself and its Subsidiaries, that neither the Company nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding the Company furnished or made available to Siemens Healthineers Parent, Siemens Healthineers Holding, and their respective Representatives, except for the representations and warranties expressly set forth in Article III of the Merger Agreement, and, subject to and without limiting any rights under the Merger Agreement with respect to the representations and warranties expressly made by the Company in Article III of the Merger Agreement, neither the Company nor any other person shall be subject to any liability to Siemens Healthineers Parent, Siemens Healthineers Holding or any other person resulting from the Company’s making available to Siemens Healthineers Parent and Siemens Healthineers Holding or Siemens Healthineers Parent’s and Siemens Healthineers Holding’s use of such information, including any information, documents or material made available to Siemens Healthineers Parent and Siemens Healthineers Holding in the due diligence materials provided to Siemens Healthineers Parent and Siemens Healthineers Holding, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by the Merger Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Siemens Healthineers Parent or Siemens Healthineers Holding with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries. None of Siemens Healthineers Parent, Siemens Healthineers Holding, Merger Subsidiary or any of their respective affiliates has relied on any representation or warranty from the Company or any of its Subsidiaries or any other person in determining to enter into this Parent Company Guarantee, except for the representations and warranties expressly set forth in Article III of the Merger Agreement.

IX.	Siemens Healthineers Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and this Parent Company Guarantee.

This Parent Company Guarantee is a continuing guaranty of the Guaranteed Obligations and the other obligations contained herein, and is a guaranty of payment and performance, and not of collectibility. The obligations of the Siemens Healthineers Parent under this Parent Company Guarantee are absolute and unconditional in respect of satisfying the Guaranteed Obligations and the other obligations contained herein and shall be enforceable against Siemens Healthineers Parent to the same extent as if Siemens Healthineers Parent were the primary obligor (and not merely a surety) under the Merger Agreement. Siemens Healthineers Parent agrees that the Guaranteed Obligations, and the other obligations of Siemens Healthineers Parent under this Parent Company Guarantee shall not be discharged except by complete performance or payment of the amounts payable under this Parent Company Guarantee. Without limiting the generality of the foregoing, the liability of Siemens Healthineers Parent under this Parent Company Guarantee shall not be reduced, discharged or otherwise adversely affected by: (a) any intermediate payment, settlement of account or discharge in whole or in part of the Guaranteed Obligations; (b) any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which Company may now or after the date of this Parent Company Guarantee have from or against any of Siemens Healthineers Holding, Merger Subsidiary, the Guarantor, or any other person in connection with the Guaranteed Obligations; (c) any act or omission by Company or any other person in taking up, perfecting or enforcing any security, indemnity or guarantee from or against Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; (d) any termination, amendment, variation, novation, replacement or supplement of or to any of the Guaranteed Obligations; (e) any grant of time, indulgence, waiver or concession to Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; (f) any insolvency, bankruptcy, liquidation, administration, winding up, incapacity, limitation, disability, the discharge by operation of law, or any change in the constitution, name or style of Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; (g) any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of, or security held from, Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person in connection with the Guaranteed Obligations; (h) any claim or enforcement of payment from Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; or (i) any act or omission which would not have discharged or affected the liability of Siemens Healthineers Parent had it been a principal debtor instead of a guarantor, or indemnifier or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge Siemens Healthineers Parent or otherwise reduce or extinguish its liability under this Parent Company Guarantee.

Any release, discharge or settlement between Siemens Healthineers Parent and Company in relation to this Parent Company Guarantee shall be conditional on no right, security, disposition or payment to Company by Siemens Healthineers Parent, Siemens Healthineers Holding, the Guarantor or any other person in respect of the Guaranteed Obligations being avoided, set aside or ordered to be refunded under any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason. If any right, security, disposition or payment referred to in the preceding sentence is avoided, reduced, set aside or ordered to be refunded, Company shall be entitled subsequently to enforce this Parent Company Guarantee against Siemens Healthineers Parent as if such release, discharge or settlement had not occurred and any such right, security, disposition or payment had not been given or made.

No persons other than Company and its successors and permitted assigns shall be entitled to any rights under this Parent Company Guarantee.

Siemens Healthineers Parent hereby agrees that the Guaranteed Obligations and all other obligations contained herein will be paid to Company without set-off or counterclaim in immediately available funds denominated in U.S. Dollars at the address specified in writing by Company from time to time.

Siemens Healthineers Parent shall be entitled to any and all defenses that Siemens Healthineers Holding has under the Merger Agreement.

None of the terms or provisions of this Parent Company Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Siemens Healthineers Parent and Company. This Parent Company Guarantee shall be binding upon the successors and assigns of Siemens Healthineers Parent and shall inure to the benefit of Company and its successors and assigns. This Parent Company Guarantee and the obligations hereunder shall not be assignable by Siemens Healthineers Parent nor Company without the written consent of the respective other party.

This Parent Company Guarantee shall be governed by, and construed in accordance with, the laws of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and settle any dispute or claim arising out of or in connection with this Parent Company Guarantee or its subject matter or formation (including non-contractual disputes or claims). Siemens Healthineers Parent agrees that irreparable damage to Company would occur in the event that any of the provisions of this Parent Company Guarantee were not performed in accordance with their specific terms or were otherwise breached. Siemens Healthineers Parent accordingly agrees that Company shall be entitled to an injunction or injunctions to prevent breaches of this Parent Company Guarantee and to enforce specifically the terms and provisions of this Parent Company Guarantee, and Siemens Healthineers Parent hereby waives any requirement for the securing or posting of any bond in connection with such remedy (it being understood that such remedy shall not be deemed to be the exclusive remedy for Company, but shall be in addition to all other remedies available to Company). Siemens Healthineers Parent further agrees that it will cooperate with Company in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance such that there will be time for a ruling and appellate practice in advance of the End Date. Siemens Healthineers Parent irrevocably appoints Siemens Healthcare Limited, Sir William Siemens Square, Camberley, Surrey, GU 168QD, United Kingdom, as its agent to receive on its behalf in England or Wales service of any proceedings under this paragraph and agrees that if for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, it will forthwith appoint a substitute acceptable to Company and deliver to Company the new agent’s name and address in England and Wales.

For the avoidance of doubt, in the event the Merger Agreement is terminated, Company shall in no event have the right to receive from Siemens Healthineers Parent under this Parent Company Guarantee any amount that would exceed the amounts that Company and/or its stockholders are or may be entitled to receive or claim under or in connection with the Merger Agreement (without any requirement that Company and/or its stockholders pursue or obtain any remedies against Siemens Healthineers Holding, Merger Subsidiary or the Guarantor under the Merger Agreement).

This Parent Company Guarantee may be executed in two (2) or more consecutive counterparts (including by facsimile or by e-mail with .pdf attachments or DocuSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Sincerely,

Siemens Healthineers AG

By:

/s/ Dr. Bernd Montag	/s/ Dr. Jochen Schmitz
Name: Dr. Bernd Montag	Name: Dr. Jochen Schmitz
Title: Chief Executive Officer	Title: Chief Financial Officer

Acknowledged and agreed:

Varian Medical Systems, Inc.

By:

/s/ Dow R. Wilson
Name: Dow R. Wilson
Title: President and Chief Executive Officer